Rule 10f-3 Transactions*
November 1, 2014 through April 30, 2015
Reported Transactions

1.  The following 10f-3 transaction was effected for the HSBC Total
Return Fund,
Issuer/Security:  Petronas Capital Ltd 2.67% due 03/18/2022
Date of Purchase:  03/11/2015
Date Offering Commenced:  03/11/2015
Name of Broker/Dealer from Whom Purchased: Bank of America Merrill Lynch Name of Affiliated Dealer in Syndicate: HSBC
Members of the Syndicate: Bank of America ML,CIMB Bk,Citi,Deutsche Bk, HSBC,JP Morgan,
Maybank,Morgan Stanely,MUFG Union Bk.
Aggregate Principal Amount of Purchase:  $1,580,000
Aggregate Principal Amount of Offering:  $750,000,000
Purchase Price:  $99.39
Commission/ Spread/ Profit:  N/A

2. The following 10f-3 transaction was effected for the HSBC Emerging Markets Debt Fund
Issuer/Security: Southern Copper Corporation 5.875% due 04/23/2045 Date of Purchase: 04/20/2015
Date Offering Commenced:  04/20/2015
Name of Broker/Dealer from Whom Purchased:  Morgan Stanley
Name of Affiliated Dealer in Syndicate:  HSBC
Members of the Syndicate: Bank of America ML,Credit Suisse,HSBC,Morgan Stanley,UBS.
Aggregate Principal Amount of Purchase: $250,000
Aggregate Principal Amount of Offering: $1,500,000,000
Purchase Price:  $98.833
Commission/ Spread/ Profit:  0.400%




Rule 10f-3 Transactions*
November 1, 2014 through April 30, 2015 Reported Transactions